EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

         We consent to the use of our report dated February 1, 2000, incorporated by reference in the Annual Report on Form 10-K of Hanover Bancorp, Inc. for the year ended Decemer 31, 1999, with respect to the consolidated financial statements included in this Form 10-K/A.
         We also consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-78538) and Form S-8 (Nos. 33-73472, 33-73470
and 33-73796) of Hanover Bancorp, Inc. of our report dated February 1, 2000 with respect to the consolidated financial statements of Hanover Bancorp, Inc. incorporated by reference in this Annual Report (Form 10K/A) for the year ended December 31, 1999.


                                         /s/ Ernst & Young LLP


Harrisburg, Pennsylvania
April 26, 2000


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